2007
Annual Report

About IntriCon

For more than 30 years, we’ve been honing our experience, expertise and capabilities to make IntriCon what it is today, “The Body-Worn Device Company.” Our mission is simple: to enhance the mobility and effectiveness of body-worn devices that connect people to people and to the devices around them.

IntriCon designs, develops and manufactures miniature and micro-miniature body-worn medical and electronics products based on our proprietary technology to meet the rising demand for smaller, more advanced devices. Our expertise is focused on four main markets: medical, hearing health, professional audio and electronics.

Within these chosen markets, we combine ultra-miniature mechanical and electronics capabilities with proprietary technology that enhances the performance of body-worn devices. And in doing so, we build lasting customer relationships – offering reliable, quality products, and IntriCon technology with just-in-time service and competitive prices.

IntriCon is headquartered in Arden Hills, Minn., a suburb of Minneapolis/St. Paul. We employ more than 600 people at facilities in the United States, Europe and Asia. IntriCon common stock is traded on the NASDAQ Stock Market under the symbol “IIN.”

Our Markets

Medical
From life-critical monitoring devices to drug-delivery solutions, we design, develop and manufacture injection-molded plastics, microelectronics, micro-mechanical assemblies and complete bio-telemetry devices for emerging companies, as well as leading medical device manufacturers. Our products connect patients and caregivers, providing vital information and feedback.

Hearing Health
IntriCon provides customers with advanced hearing products, ranging from ultra-miniature volume controls and trimmers to custom amplifiers and completed hearing instruments based on IntriCon’s proprietary ultra-low power digital signal processing (ULP-DSP) nanoDSP™ technology and ultra-low power (ULP) Bodynet™ wireless technology.

Professional Audio
For customers focusing on security and emergency response needs, and hearing protection, IntriCon offers several devices that are extremely portable and perform well in noisy or hazardous environments – making them well-suited for applications in the aviation, fire, law enforcement, safety and military markets. We provide products that support technical surveillance by law enforcement and security agencies. We also fully support performers and production staff in the music and stage performance markets.

Electronics
IntriCon is a leader in the field of miniaturized electronics. Used in a broad range of industries, we believe our products enable manufacturers to produce smaller, more reliable devices that effectively meet the needs of their customers.

The Body-Worn Device Company

Financial Highlights
(dollars in thousands, except per share data)

Fiscal Year Ended December 31,

	2007	2006	2005
Net sales	$68,983	$51,726	$44,455
Gross profit	$17,245	$12,422	$11,602
% of net sales	25.0%	24.0%	26.1%
Research and development expense	$3,089	$2,123	$1,817
Income from continuing operations	$1,867	$1,241	$761
Net earnings	$1,867	$1,163	$1,529
% of net sales	2.7%	2.2%	3.4%
Diluted net earnings per share	$0.34	$0.22	$0.29

At December 31,

	2007	2006	2005
Cash	$1,651	$599	$1,109
Working capital	$9,365	$8,445	$8,185
Total current liabilities	$11,480	$10,341	$7,392
Shareholders’ equity	$18,597	$15,607	$14,090

Net Sales	Income From
(dollars in thousands)	Continuing Operations
(dollars in thousands)

Earnings Per Share From	Shareholders’ Equity
Continuing Operations	(dollars in thousands)

To Our Shareholders:

Progress. It’s what we strive for at IntriCon – and it’s the basis for our continuing success. In 2007, we made significant and tangible strides that position us for further success as the body-worn device company—and a promising future.

Our core-market focus on medical, hearing health and professional audio drove solid performance for the third straight year. In May, we acquired Mainebased Tibbetts Industries, Inc., a move that provides us with access to advanced components used in hearing instruments, ear-worn communications platforms and medical devices, as well as access to law enforcement and security agencies.

Additionally, we entered into a strategic alliance with Minneapolis-based Advanced Medical Electronics Corp. (AME) to develop and manufacture new miniature, wireless, ultra lowpower bio-telemetry instruments. Through the agreement we gain exclusive access to key AME technology and will be able to use this technology to develop additional bio-telemetry applications.

And on Jan. 2, 2008, we moved from the American Stock Exchange to the NASDAQ Market, a step that we believe will result in enhanced exposure and liquidity for our company and at the same time better value for our investors.

Most important, we continued to grow our customer base throughout the year and gain market share.

For 2007, IntriCon reported sales of $69.0 million, up 33 percent from $51.7 million for 2006. Included in 2007 results were net sales of $4.5 million from Tibbetts Industries. In 2007, we also continued to demonstrate the scalability of our business model as operating income grew to $3.3 million from $2.0 million in 2006. Gross margin of 25 percent increased from 24 percent in 2006 due to increased IntriCon product content, proprietary technology and volume. Net income from continuing operations for 2007 was $1.87 million, or $0.34 per diluted share, a marked improvement over $1.24 million, or $0.23 per diluted share, for 2006.

In 2007, we also continued to make significant investments in our proprietary intellectual property, specifically in the development of our ULP Bodynet wireless technology and ULP-DSP nanoDSP technology. As a percent of 2007 sales, research and development (R&D) was 4.5 percent. We plan to continue to invest heavily in targeted R&D areas that will drive future sales growth.

“In 2007, we made significant and tangible
strides that position us for further success
as the body-worn device company —
and a promising future.”

Hearing Health:
New Technologies Drive Growth
Driven by mounting demand for the latest technology advancements in hearing devices, IntriCon’s hearing-health business once again delivered strong year-over-year performance, growing 17 percent from 2006.

Across the board, our advanced line of amplifier assemblies and systems based on DSP gained further traction in 2007. DSP devices have greater clarity, filter background noise and mitigate feedback for users. By offering both assemblies as well as complete devices, we’ve established ourselves as a leading supplier of high-quality ULP DSP amplifier devices. In 2007, we further grew both our amplifier business and our complete systems business, in which we assemble devices for customers under contract.

During the year, we also introduced our new Ethos™ Amplifier. Based on the latest DSP algorithms, the Ethos features our new RELIANT™ adaptive feedback cancellation (AFC), an area where IntriCon leads. And our previous generation advanced digital platform, the InTune™, which includes: adaptive directionality; Layered Noise Reduction™ (LNR), which adjusts the volume level and type of noise reduction; and improved AFC, continues to gain traction in the market place.

We saw continued growth in 2007 of open-ear devices, which allow a higher degree of customer satisfaction and comfort, and now represent approximately 30 percent of the U.S. market. In 2007, we continued to strengthen our position in open-ear technologies utilizing Clear Tube System™, AFC technologies and core competencies which contribute to the development of miniature behind-the-ear devices.

One of our key business-wide growth strategies is to continue to incorporate more IntriCon content into hearing-health products. Our 2007 acquisition of Tibbetts, together with the R&D investments we’re making in our ULP nanoDSP technology and ULP Bodynet wireless technology, is helping to grow the percentage of proprietary content in IntriCon devices.

Professional Audio: Miniaturizing Devices for Challenging Environments
When we entered the professional audio market in 2001, ongoing relationships with major audio players fueled our growth. Seven years later, our dedication to those relationships remains, and we continue to offer products for the music, stage performance and emergency response needs markets. Our acquisition of Tibbetts expands IntriCon’s reach and affords us new opportunities through access to key technologies, as well as entry into security agency markets.

Increasingly, customers are demanding small ear- and body-worn devices that perform in challenging environments. And in 2007, we introduced the SK Series, a miniature, lightweight ear-worn headset that meets those needs and ultimately will incorporate our ULP nanoDSP and ULP Bodynet wireless technology. The SK Series benefits include lightweight ear level construction, high audio fidelity and a noise cancellation microphone.

The very same proprietary technology that we leverage in hearing health, including ULP Bodynet wireless technology and ULP nanoDSP technology, holds tremendous potential for professional audio. And as the demand for ever smaller and higher performance ear- and body-worn devices continues to rise, we are well positioned from both a capabilities and product-offering front to meet customer needs.

Medical: IntriCon’s Growth Opportunity
Of IntriCon’s core markets, medical saw the most rapid growth in 2007, rising 122 percent from the prior year. Our success is a direct result of building our business through existing OEM customers.

Fueling medical demand is the industry-wide trend toward further miniaturization and ambulatory operation enabled by wireless connectivity, which is also referred to as bio-telemetry. As device sizes continue to shrink and move to body-worn platforms—many incorporating low-power wireless capabilities to transmit critical data—we’re one of the few companies with the capabilities to bring these products to market.

The medical market is our core strength and focus, and our expertise in the robotic manufacture of miniature and micro-miniature electronic products with the latest capabilities is well suited to address the needs of the aging population demanding these devices. Moreover, the medical market has rigorous demands for high-tech, miniature, portable devices; and we are able to deliver those benefits to our customers both directly and via key partnerships.

In addition to success with existing customers, through Tibbetts we gained new medical coil technology. This technology, which is used to position interventional catheters in conjunction with an MRI, gave us access to three new customers.

Perhaps the most exciting development during 2007 was our strategic partnership with AME. Increasingly, the medical industry is looking for wireless, low-power capabilities in their devices, and we believe that AME’s technology will allow us to develop new bio-telemetry devices that better connect patients and caregivers, providing critical information and feedback. We believe bio-telemetry offers a significant future opportunity for IntriCon.

Looking Ahead
At IntriCon, we are dedicated to enhancing the mobility and effectiveness of body-worn devices that connect people to people and to the devices around them. It’s this dedication that will help us continue to grow, advance and succeed.

We move into 2008 with a continued emphasis on investing in R&D—not only to develop new products and technology, but to further enhance our current product portfolio. In addition, we will leverage proprietary IntriCon technology to:

•	gain additional traction and market share in hearing health;
•	further advance our professional audio product offering; and,
•	develop new bio-telemetry medical applications.

As a company, we’re committed to continuing to deliver low-double digit sales growth and improving gross margins. And with our advanced capabilities, proven track record and growing customer base, we’re confident in our ability to achieve those goals.

With the loyalty of our customers, the contributions of our employees and the support of our shareholders, we look forward to the future with confidence that we can build on the successes of 2007.

I look forward to updating you on our progress during the year.

Sincerely,

Mark Gorder
President and Chief Executive Officer
IntriCon Corporation

March 12, 2008

Management

Mark S. Gorder
President & Chief Executive Officer

J. Scott Longval
Chief Financial Officer, Secretary & Treasurer

Christopher D. Conger
Vice President, Research & Development

Michael P. Geraci
Vice President, Sales & Marketing

Dennis L. Gonsior
Vice President, Global Operations

Greg Gruenhagen
Vice President of Corporate Quality &
Regulatory Affairs

Steve M. Binnix
Vice President & General Manager,
RTI Electronics, Inc.

Colman Lau
General Manager, IntriCon PTE LTD

Directors

Michael J. McKenna
Chairman of the Board of IntriCon Corporation,
Retired Vice Chairman,
President and Director,
Crown Cork & Seal Company, Inc.

Nicholas A. Giordano
Business Consultant,
Former President and CEO
Philadelphia Stock Exchange

Mark S. Gorder
President and Chief Executive Officer
IntriCon Corporation

Robert N. Masucci
Chairman of Barclay Brand Ferndon, Inc.
Chairman, Montgomery Capital Advisors, Inc.

Philip N. Seamon
President, Philip N. Seamon, Inc.
Retired Senior Managing Director,
Corporate Finance,
FTI Consulting, Inc.

Legal Counsel

Blank Rome LLP
Philadelphia, Pennsylvania

Auditors

Virchow Krause & Company
Minneapolis, Minnesota

Transfer Agent and Registrar

Stock Trans
44 West Lancaster Avenue
Ardmore, Pennsylvania 19003
www.stocktrans.com
1.800.733.1121

Locations

IntriCon Corporation Headquarters
1260 Red Fox Road
Arden Hills, Minnesota 55112
Phone: 651.636.9770
Fax: 651.636.8944
www.intricon.com

Resistance Technology, Inc.
1260 Red Fox Road
Arden Hills, Minnesota 55112

IntriCon Tibbetts Corporation
5 Colcord Avenue
Camden, Maine 04843

RTI Electronics, Inc.
1800 Via Burton Street
Anaheim, California 92806

IntriCon PTE LTD
26 Ayer Rajah Crescent
#04-04
Singapore 139944

IntriCon Gmbh
Kesselschmiedstr. 10
D-75354 Freising, Germany

1260 Red Fox Road Arden Hills Minnesota 55112  •  651.636.9770  •  fax 651.636.8944

i n t r i c o n . c o m